FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
April 16, 2003	(573) 785-1421

SOUTHERN MISSOURI BANCORP REPORTS
7th CONSECUTIVE QUARTER OF RECORD EARNINGS

CASH OPERATING EARNINGS PER SHARE TOTAL $0.61 PER SHARE
BOARD DECLARES QUARTERLY DIVIDEND OF $0.14 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("SMBT"), today announced cash operating earnings, excluding the amortization of intangible assets, of $729,000, or $.61 per diluted share for the quarter ended March 31, 2003, up 11% from the $.55 per share earned during the same period of the prior year. Through the first nine months of fiscal 2003, our cash operating earnings totaled $2.1 million or $1.79 per diluted share, up 23% from the $1.46 earned during the same period of the prior year. These earnings provided an annualized return on assets of 1.02% and an annualized return on average common equity of 11.43% for the nine-month period ended March 31, 2003.

              Net income for the third quarter of fiscal 2003 was $689,000, or $.58 per diluted share, an increase of 11% from the $.52 earned during the same period of the prior year. Through the first nine months of fiscal 2003, our net income totaled $2.0 million or $1.69 per diluted share, up 23% from the $1.37 reported during the same period of the prior year.

              In summarizing the recently ended quarter's financial results, Greg Steffens, President and CEO of SMBT stated, "We are very pleased to report our 7th consecutive quarter of record earnings during a period of economic uncertainty and a challenging interest rate environment. We have been able to continue to expand earnings by increasing non-interest related income while controlling operating expenditures. We are especially proud of the continued improvement in our credit quality and our 71% growth in non-interest income over the last quarter when compared to the same period of the prior year. The growth in non-interest income was primarily due to the implementation of an overdraft privilege program, which allows our non-business checking account customers the ability to overdraw their accounts up to $400, the customer is charged a fee for each check that is presented for payment while the account balance is negative. The fees generated by this program have offset a contraction in our net interest rate spread. Over the last quarter, our spread was negatively impacted by increased loan and security prepayment rates, which hampered loan growth and lowered investment portfolio returns. Overall, we expect the economic and interest-rate environment to remain challenging, but we believe our business plan will continue to generate shareholder value."

               Net interest income decreased $55,000 for the three-month period ended March 31, 2003 as compared to the same period of the prior year. The decrease was due to the compression of our interest rate spread, primarily from lower investment portfolio yields as indicated by the drop in average investment yields from 4.22% for the three month period ended March 31, 2002 to 2.78% for the current quarter. The drop in investment yields was primarily due to the Company's strategy of keeping the average life of the investment portfolio less than three years. The average interest rate spread for the three-month period ended March 31, 2003 was 3.19% as compared to 3.47% over the same period of the prior year and 3.36% last quarter. The Company's net interest income increased

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$547,000 over the nine-month period ended March 31, 2003 as compared to the same period of the prior year. The 8.4% increase was primarily due to increased average balances. Through the first nine months of fiscal 2003, the average interest rate spread was 3.33% as compared to 3.28% over the same period of the prior year.

               The Company's non-interest income increased $162,000 and $300,000 over the respective three and nine-month periods ended March 31, 2003 as compared to the same periods of the prior year. The respective increases of 71.4% and 46.5% were primarily due to an expanded customer base, structural changes in the assessment of overdraft fees and the implementation in the third quarter of the overdraft privilege program, which resulted in increased banking service charges.

               During the first nine months of fiscal 2003, the Company's total assets increased $14.9 million, or 5.6%, to $281.2 million at March 31, 2003. The majority of this growth was attributed to the $12.2 million increase in the loan portfolio to $223.4 million. Changes in the composition of the loan portfolio included growth in commercial loans of $12.6 million. Asset growth has been funded primarily with deposits and securities sold under agreements to repurchase, which have increased $11.0 million and $2.7 million, respectively since June 30, 2002.

              The Company's stockholders' equity increased $555,000, from $24.5 million at June 30, 2002 to $25.1 million at March 31, 2003. The increase was primarily due to increased earnings, partially offset by stock repurchases and cash dividends.

               The Company announced on March 19, 2003, its intention to repurchase up to 58,720 shares of its own common stock, or approximately 5% of its outstanding common shares. The repurchased shares will be held as treasury shares to be used for general corporate purposes. Although the Company has not yet repurchased any shares of its common stock under the latest board authorization, the Company will do so from time to time, subject to market conditions, business opportunities and other economic considerations, and the Company's determination of the most efficient use of capital in order to maximize shareholder value.

               On April 15, 2003, the Company declared its 37th consecutive quarterly dividend. The $.14 cash dividend will be paid May 30, 2003 to shareholders of record at the close of business on May 15, 2003.

               On March 31, 2003, the Company had 1,154,744 common shares outstanding. The common stock traded between $20.95 and $25.00 per share during the quarter ended March 31, 2003, with the last trade of the quarter occurring at $24.00. The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and six other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

               Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	March 31, 2003	June 30, 2002

Total assets	$281,179,000	$266,288,000
Available-for-sale securities	34,331,000	32,759,000
Loans	223,426,000	211,212,000
Allowance for losses on loans	1,780,000	1,569,000
Non-performing assets	394,000	720,000
Deposits	199,904,000	188,947,000
FHLB advances	48,000,000	47,000,000
Securities sold under repurchase agreements	7,040,000	4,311,000
Stockholders' equity	25,066,000	24,511,000

Equity to assets ratio	8.92%	9.20%
Allowance as a percentage of loans	0.80%	0.73%
Non-performing loans as a percentage of loans	0.02%	0.16%

Per common share:
Book value	$21.38	$20.34
Market value	24.00	19.25
Tangible book value	18.67	17.54

	Three Months Ended March 31,		Nine Months Ended March 31,
Selected Operating Data:	2003	2002	2003	2002
Net interest income	$2,281,000	$2,336,000	$7,050,000	$6,503,000
Provision for losses on loans	60,000	110,000	270,000	280,000
Non-interest income	389,000	227,000	944,000	644,000
Non-interest expense	1,528,000	1,504,000	4,518,000	4,351,000
Income taxes	393,000	326,000	1,177,000	861,000
Net earnings	689,000	623,000	2,029,000	1,655,000

Cash operating earnings	$ 729,000	$ 664,000	$ 2,149,000	$ 1,776,000

Per common share:
Net earnings:
Basic	$ .59	$ .53	$ 1.73	$ 1.39
Diluted	$ .58	$ .52	$ 1.69	$ 1.37
Cash operating earnings
Basic	$ .63	$ .56	$ 1.83	$ 1.49
Diluted	$ .61	$ .55	$ 1.79	$ 1.46
Cash dividends	$ .14	$ .125	$ .42	$ .38

Average basic shares outstanding	1,164,063	1,178,854	1,171,687	1,194,627
Average diluted shares outstanding	1,197,761	1,201,644	1,202,261	1,214,947

Profitability Ratios:
Return on average assets:
Net earnings	.99%	.96%	.99%	.88%
Cash operating earnings	1.05%	1.02%	1.05%	.95%
Return on average common equity:
Net earnings	11.40%	10.56%	11.01%	9.42%
Cash operating earnings	12.06%	11.25%	11.67%	10.10%
Net interest margin	3.46%	3.77%	3.63%	3.64%
Net interest spread	3.19%	3.47%	3.33%	3.28%